EXHIBIT 12

                  THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                         NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                      -----------------------
                                                       1996             1995
                                                      ------           ------
Net income                                            $197.3           $167.8
Provision for income taxes                             119.3            103.7
                                                      ------           ------
Earnings before provision for income taxes             316.6            271.5
                                                      ------          -------
Fixed charges:
  Interest and debt expense on indebtedness            628.2            618.2
  Interest factor - one third of rentals on
   real and personal properties                          6.0              5.2
                                                      ------           ------

  Total fixed charges                                  634.2            623.4
                                                      ------           ------
    Total earnings before provision for income
     taxes and fixed charges                          $950.8           $894.9
                                                      ======           ======
Ratio of earnings to fixed charges                      1.50             1.43
                                                      ======           ======